As filed with the Securities and Exchange Commission on January 5, 2001
                                                   Registration No. 333-______

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                -----------------

                                 3DSHOPPING.COM
             (Exact name of registrant as specified in its charter)
                                -----------------

       California                       45411                 95-4594029
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
 of incorporation)            Classification Code Number) Identification Number)

               308 Washington Boulevard, Marina Del Rey, CA 90292
                                 (310) 301-6733
    (Address, including zip code, and  telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                                 Howard A. Cohn
       Senior Vice President of Administration and Chief Financial Officer
                                 3DSHOPPING.COM
                            308 Washington Boulevard
                        Marina Del Rey, California 90292
                                 (310) 301-6733
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------
                                   Copies to:
                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                            Telephone: (212) 818-8800
                            Facsimile: (212) 818-8881
                              --------------------


     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


===========================================================================================================
                                                Proposed maximum     Proposed maximum
Title of each class of         Amount to be    Aggregate offering   offering price per     Amount of
Securities to be registered     Registered         price (1)            share (1)       Registration fee
----------------------------------------------------------------------------------------------------------
Common Stock                     1,995,625         $1,870,898            $0.9375            $468.00
---------------------------- ---------------- -------------------- -------------------- -------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices for the Common Stock on December 29, 2000 as reported on the American Stock Exchange.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Subject to Completion, dated January ____, 2001

                                   PROSPECTUS

                                 3DSHOPPING.COM
                   (d/b/a O2 Essential Marketing Technologies)

                        1,995,625 shares of common stock

         The selling shareholders of 3Dshopping.com described in this prospectus may sell shares of our common stock offered by this prospectus. The offered shares have been or will be issued pursuant to the conversion of shares of preferred stock into shares of common stock or upon the exercise of warrants held by the selling shareholders. Our registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. We will receive no proceeds of any sales of the offered shares by the selling stockholders.

         The selling shareholders may sell their shares of common stock from time to time through public or private transactions on or off The American Stock Exchange, at prevailing market prices, in negotiated transactions or otherwise. The selling shareholders may pay commissions or discounts to brokers or dealers in amounts to be negotiated by them. See "Plan of Distribution" for more information on this topic.

         Our common stock is currently traded on The American Stock Exchange under the symbol "THD." On December 29, 2000, the last sale price for our common stock as reported on The American Stock Exchange was $.0.875 per share.

         An investment in our securities involves a high degree of risk. You should carefully consider the factors described under the caption "Risk Factors" beginning on page 4 for a discussion of risks related to an investment in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2000.

         The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents

                                                                           Page
                                                                           ----

         Prospectus Summary..................................................3


         Risk Factors........................................................4


         Use Of Proceeds....................................................14


         Selling Shareholders...............................................15


         Plan Of Distribution...............................................16


         Incorporation Of Certain Information By Reference..................18


         Where You Can Find More Information About Us.......................18


         Experts............................................................19


         Legal Matters......................................................19

                               Prospectus Summary

         This summary highlights some information from this prospectus. It may not contain all of the information important to you. To understand this offering fully and get a better understanding of our business and operations, you should read the entire prospectus carefully, including the documents we have incorporated by reference in the section "Where You Can Find More Information About Us" on page 20.

Company Overview

         3Dshopping.com (d/b/a O2Essential Marketing Technologies) currently provides online merchants with the ability to give their customers interactive, three-dimensional (3D) online shopping experiences. Using our proprietary technology, we are able to create web sites for our clients on which high-quality 3D images of products they offer are displayed. Web site users are able to view these 3D product images through a full 360-degree rotation around the product image. Our technology also provides motion imagery and zoom capabilities, allowing users to interactively examine products in detail. Our technology ensures that images, including motion-based imagery, are accessible from the simplest computers, without end users having to download cumbersome plug-ins or software applications. We also are in the process of expanding our offerings to provide our clients with content management solutions and other products and services designed to help them use the Internet to market and sell their products and services efficiently and cost effectively.

         We believe that online merchants are seeking dynamic, interactive and detailed ways to present their products in order to differentiate themselves and increase customer interest. We believe that our products and services provide online merchants with an attractive solution. By using our interactive technologies, merchants can fuel impulse purchasing and consumer emotion, thereby increasing sales.

         Our company was formed under the laws of the State of California in 1996. Our principal offices are located at 308 Washington Boulevard, Marina del Rey, California 90292 and our phone number is (310) 301-6733.

The Offering

Common stock offered for sale by the selling stockholders.. 1,995,625 shares
Common stock currently outstanding......................... 5,308,991 shares (1)

-------------
(1) Based upon our outstanding shares of common stock as of January 2, 2001. This number excludes any shares of our common stock which are issuable upon exercise of any outstanding warrants and options, including any shares of common stock issuable upon the exercise of warrants which may be sold by the selling shareholders. See "Selling Shareholders".

                                  Risk Factors

         You should carefully consider the following risk factors and other information in or incorporated in this prospectus before deciding to invest in shares of our common stock.

Risks Related to our Financial Condition

We need additional financing immediately to sustain our operations.

         On December 6, 2000, we consummated the first tranche of our Series A Convertible Preferred Stock financing raising gross proceeds of $1.5 million dollars. Based on the current terms and conditions of the Series A financing, it is unlikely that we will be able close the remaining tranches which of an additional $4.5 million dollars. We anticipate, based on currently proposed plans and assumptions relating to its operations, that our present working capital, together with projected cash flow from operations, will not be sufficient to satisfy our anticipated cash requirements beyond February 2001. Accordingly, we need an immediate infusion of capital. We do not have any written proposals or understandings regarding any financing as of the date of this registration statement. We do not currently have any lines of credit or bank financing, and we do not anticipate having access to bank financing for the foreseeable future. We may not be able to raise any additional money through equity or debt financings when such funds are required, on acceptable terms or at all. If we are not able to complete an additional financing within the next several weeks or at any time thereafter when capital is needed, we will not be able to continue our operations.

The terms of our Series A Convertible Preferred Stock may deter our ability to obtain additional financing.

         The terms of our Series A Convertible Preferred Stock may have the effect of deterring our ability to obtain additional financing. Under the terms of the Series A Preferred Stock, we may not issue any additional shares of common stock without the consent of the holder (with minor exceptions in the event of an acquisition) which are freely tradable or are registrable within two hundred and seventy (270) days after the effective date of this registration statement. This provision would exclude obtaining financing from any investor who insists on being able to publicly sell his shares prior to one year after his investment. In addition, the terms of the Series A Preferred Stock permit the holder to convert his shares into common stock at a fluctuating rate based on the market value of the shares of common stock, with a floor of $0.20. This provision could significantly dilute current, as well as future, investors in our company, which also negatively affects our ability to raise additional capital.

We do not have a sufficient number of authorized shares of capital stock to raise additional capital.

         Based on the current number of outstanding shares and the number of convertible securities we have issued or may issue pursuant to current commitments and stock option plans, we have accounted for substantially all of our authorized shares of common stock (or 10 million shares). We currently plan to reincorporate in the State of Delaware and as part of such reincorporation intend to increase our authorized capital. If the requisite number of our shareholders do not approve the reincorporation at the next meeting of shareholders (currently scheduled for January 31, 2001) and therefore our authorized capital is not increased, we will be prevented from raising funds through the sale of our shares of common stock. In addition, this would also prevent us from acquiring any businesses or assets through such means.

We have laid off over 50% of our workforce in order to conserve working capital

         Due to our current financial constraints, we have to date laid off approximately 55% of our workforce and, if we do not receive additional financing or generate sufficient revenues in the near future, we may be required to lay off more of our work force. Our inability to maintain a workforce will have an adverse impact on our operations.

If our common stock is delisted from the American Stock Exchange, an investor will find it much more difficult to dispose of our securities.

         Our shares of common stock and warrants are traded on the American Stock Exchange ("Amex"). In October 2000, we received a letter from Amex asking us to provide them with our ability to sustain compliance with the continued listing guidelines of the exchange, in light of the "going concern" opinion from our independent auditors. Although we have responded to such letter, we continue to have outstanding issues with Amex which we may not be able to resolve. If our common stock is delisted from Amex, our securities would trade on the OTC Bulletin Board. An investor may then find it more difficult to dispose of our securities. If delisted, our common stock would fall into the category of "penny stock" (generally, an equity security not traded on a national securities exchange that has a market price of less than $5.00 per share). Prior to any penny stock transaction, broker-dealers must deliver a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions) also are subject to various sales practice requirements. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and obtain the purchaser's prior written consent to the transaction. These additional burdensome requirements imposed upon broker-dealers may discourage them from trading our securities, which could severely limit liquidity and the ability of holders to sell such securities in the secondary market.

We have not yet achieved profitable operations and expect losses to continue which may have a negative impact on our business.

         For the years ended June 30, 1997, 1998, 1999 and 2000, we had net losses of $1,905,725, $1,082,613, $4,428,515 and $8,128,336, respectively. In addition, for the three- month period ended September 30, 2000 we had net losses of $2,898,347, more than double the net loss for the same period in the prior year. We have a cumulative loss from inception and an accumulated deficit of $18,443,536 as of September 30, 2000. The report of our independent auditors included in our financial statements for the fiscal year ended June 30, 2000 contains an explanatory paragraph stating that the financial losses we have suffered raise a substantial doubt about our ability to continue as a going concern. We cannot guarantee that we will ever achieve profitable operations. We expect our operating losses to continue and to increase in the near term as we incur increasing levels of expense to market our services, implement our new business model, support growth and integrate our acquisitions. In the long run, these losses will be offset by increasing revenues only if we are successful in achieving our sales goals by attracting an increasing number of customers with our new product offerings. If we do not achieve profitable operations, we may be forced out of business or forced to declare bankruptcy, in which case you could lose your entire investment in our securities.

We have entered into a letter of intent regarding an acquisition of technology which is unproven and may significantly dilute our shareholders.

         In September 2000 we entered into a letter of intent to acquire certain of the technology assets of a business which relate to internet content management. We are in the process of renegotiating the terms of this transaction. This technology was not used by the seller for revenue generating purposes. There can be no assurance that once we purchase the technology, we will be able to generate any revenues from it. The current terms of the transaction provide for the potential issuance of up to approximately 6.7 million shares of common stock plus such additional number of shares having a market value of $500,000 and could require us to pay out up to $19.5 million dollars in cash under certain circumstances (the exact amount of cash and shares are determined based on our stock price and revenue generated by the acquired assets). Moreover, under the current terms, if we never derive any revenue from this technology, we would have paid $10 million dollars. In any event, this transaction, if consummated, will also involve the issuance of a significant number of shares which would dilute our shareholders or the payment of a significant cash payment which would deplete our cash.

Redemption of our Series A Preferred Stock would result in a reduction in our cash and net worth.

         The holders of Series A Preferred Stock may require us to redeem any shares of Series A Preferred Stock if, among other reasons:

          o We fail, after the meeting of shareholders, to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holder upon a conversion; and

          o This registration statement covering the resale of our common stock underlying our Series A preferred stock and the warrants that were issued in connection therewith is not declared effective by August 3, 2001.

         If the holder requires us to redeem the shares of Series A Preferred Stock, we would have to pay to the holder an amount equal to the liquidation value of the shares divided by the conversion price then in effect multiplied by the greater of the then conversion price or average market price.

We have a short operating history and may not be able to add or retain customers.

         We began to do business in August 1996. For most of our history, we were developing and testing our system. We first made our technology available to our customers on a test basis in November 1997 and achieved revenue only in the last three months of calendar 1998. Our ability to retain our current customers and to attract others will depend on the performance of our customers using our technologies, especially over the next few months. Failure to retain and attract customers will adversely impact our business.

Our future operating results may be difficult to predict and could be negative.

         Because of our very limited operating history and recent change in our business model, we do not have historical financial data, which makes forecasts of revenues, earnings or capital requirements difficult. Because e-commerce is relatively new, both others and we will find it difficult to make predictions about our financial performance based on the performance of other companies. One result of this unpredictability may be that we will experience unanticipated capital requirements at a time when the required capital is not available to us or is only available on terms that will dilute your investment. Another possible result is that our stock price may experience rapid and significant fluctuations as our financial performance exceeds or falls short of market expectations.

Our stock may continue to experience price volatility.

         We cannot guarantee that the market for our securities will fairly reflect our value or that it will be active enough to provide liquidity to you. The trading price of our securities could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, announcements of technological innovations or new products by us or our competitors or other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many technology and small capitalization companies. Our common stock was trading above $5.00 a share in November 2000 and has been trading at less than $1.00 for the past several weeks. These broad market fluctuations may affect the market price of our securities. Market valuations for companies offering Internet services have recently experienced extreme volatility. Any significant decrease in the market valuation of such companies generally could cause a substantial decrease in the price of our securities unrelated to our operating results.

Provisions in the certificate of the incorporation and by-laws could have affects that conflict with the interest of stockholders.

      Some provisions in the certificate of incorporation could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval and there are pre-notification provisions for director nominations and submissions of proposals from stockholders to a vote by all the stockholders under the by-laws.

Risks Related to our Operations

Our system depends on rapid data transmission to achieve its full potential and if rapid data transmission does not become widely available our business, financial condition and results of operations could be adversely affected.

         Our system has the ability to display products in a moving format, to incorporate audio tracks and to support substantial interactivity between the consumer and the display. While we believe that these features distinguish us from traditional creators of static Web site displays, the volume of electronic data required to support this process is substantially greater than for a traditional static display. Consumers accessing Web sites using a conventional modem hooked up to a conventional telephone line will be limited to viewing options that do not make full use of our display potential or will be required to accept long download times. Even customers using a high-speed data delivery system, such as ISDN, cable or DSL systems may be subject to delays generated within the Internet itself. To make full use of our technology without experiencing frustrating download times, consumers will have to access Web sites that deploy our technology through high-speed connections, such as cable modems, and we will be required to feed data directly from broadband communications providers, such as MediaOne, Inc., rather than through conventional Internet channels. We believe high volume data delivery systems will be increasingly available both to business and individual Internet users but we cannot predict with confidence the speed with which such systems will become widely available nor can we guarantee that these systems will be widely used by consumers. If the availability of high-speed data transmission does not increase as expected or is substantially delayed, our business, financial condition and results of operations could be adversely affected.

We have a new and unproven business model which could fail.

         The manner in which we conduct our business and charge for our services is new and unproven and may fail. The model depends on our ability to generate revenue from multiple sources. These sources include fees paid for:

          o    3D images;

          o    detail images that enhance the 3D image further;

          o    zoom technology;

          o    programming, creating and delivering media-rich email; and

          o    Web strategy.

         Our ability to generate revenue also will depend on the following variables, among others:

          o the continued development of the Internet as an e-commerce medium;

          o our continuing ability to provide our customers with the highest quality of service and support;

          o the continued availability of e-commerce products and services on our customers' Web sites;

          o our ability to achieve and demonstrate user demographic characteristics that are attractive to our customers; and

          o the establishment and maintenance of desirable relationships with our customers.

         To be successful, we must convince a large number of retailers to use our system. If our business model fails, our business may be adversely impacted.

Our new product offerings may not be favorably received and therefore may fail to attract purchasers.

         Our industry is characterized by evolving markets and an increasing number of market-entrants selling competitive 3D systems and services. In order for us to achieve market acceptance of our 3D technology and services, we must demonstrate to retailers that our system is superior in quality or lower in cost than competing systems. The introduction of new products is subject to inherent risks of unforeseen delays and the time necessary to achieve market success for any system is uncertain. Demand and market acceptance for newly introduced systems is subject to a high level of uncertainty. Achieving market acceptance will require substantial marketing activities and significant expenditures to create awareness of and demand for our products and services. We cannot assure you that we will achieve market acceptance of our 3D technology and services.

Our business could be negatively impacted if we cannot compete effectively for retailers that choose to sell or market products by using our technology and services.

         We compete specifically with technology companies that have products that allow businesses to develop their own 3D imaging and with suppliers of other advertising media for business from retailers. Additionally, we believe marketing companies could adopt our system, or one very similar to it, as another means to promote the products and brands of their clients. We also compete with other producers of print catalogs and advertising for retailers' business. Many of these organizations have greater financial resources than we have. As the Internet and e-commerce continue to expand, the number of people and companies providing Web-based services will continue to increase and competition will increase as well. Our business may be negatively impacted if we are unable to compete effectively for retail customers.

We must maintain and establish strategic alliances to increase our customer base and enhance our business.

         In an attempt to increase our customer base and enhance content, distribution and commerce opportunities, we have entered into agreements with various marketing, production and Internet-related companies such as: Yahoo! and ClickAction. Our failure to maintain or renew our existing strategic alliances or to establish and capitalize on new strategic alliances could harm our business. Our future success depends to a significant extent upon the success of such alliances. Moreover, we are substantially dependent on our ability to market our products to customers of companies with whom we have strategic alliances. We may not achieve the strategic objectives of these alliances, and parties to strategic alliance agreements with us may not perform their obligations as agreed upon. Such agreements also may not be specifically enforceable by us. In addition, some of our strategic alliances are short term in nature and may be terminated by either party on short notice. The termination or impairment of these strategic alliances could reduce our ability to attract new customers.

We have no long-term contracts with our customers and cancellations could adversely affect revenue and our business.

         Our arrangements with our customers are entered into on a project-by-project basis. We cannot guarantee that any of our customers will continue to use our services in the future. The failure of a significant number of customers to continue to employ us for projects would have an adverse effect both on immediate revenues and on the marketability of our system to other customers.

Our business depends on the performance of our customers and others and poor performance by them could adversely affect our business.

         Our ability to earn revenues from our customers will depend on the success of these customers in increasing their business through the use of our services, either by making e-commerce sales or by using our technologies as an effective advertising medium supporting sales in other channels. This in turn will depend on our ability, and the ability of our customers, to present merchandise using our system in a manner that is substantively informative, visually attractive, responsive to consumer demand and user-friendly. Our ability to achieve these goals depends in part on the availability of technology that our customers and we do not own or control. In particular, we expect to depend on the speed, quality and demographic coverage of data delivery systems offered by various Internet service providers. Our success also will depend on the ability of our customers to select and offer merchandise that is attractive to their target markets. We cannot guarantee that our customers or we will succeed in establishing a profitable, e-commerce-based sales channel. The failure of a significant number of our customers to achieve satisfactory results using our technology could adversely affect our business for those and other customers.

Our business may be adversely affected if we are unable to manage our growth.

         Our business plan requires significant expansion of our operations to address potential market opportunities. We expect we will need to increase personnel and other resources significantly in the near future. We expect this growth to place a significant strain on our managerial, operational and financial resources and systems. To manage our growth, we must implement, improve and effectively use our operational, management, marketing and financial systems and train and manage our new and existing employees. We cannot guarantee we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If we fail to manage our growth, we could experience a wide variety of accounting, administrative and other operational problems.

Our revenue would decrease and our costs would increase if we fail to adequately integrate acquired businesses.

         As part of our overall business strategy, we continually evaluate and may pursue acquisitions of complementary businesses or technologies that would provide additional product or service offerings or additional industry expertise. We may not be able to locate attractive opportunities or acquire any we locate on favorable terms. Any future acquisition could result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, the incurrence of debt and amortization of expenses related to goodwill and other intangible assets, which would reduce our earnings. In addition, acquisitions involve numerous risks, including:

          o difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;

          o the diversion of management's attention from other business concerns;

          o risks of entering markets in which we have no or limited prior experience; and

          o    the potential loss of key employees of the acquired company.

We depend on key personnel, the loss of whom could have a material adverse effect on our business.

         Our success depends, to a significant extent, upon the continued involvement of Terry L. Gourley, our chairman and chief executive officer, and Joel P. Gayner, our president. The loss of the services of these officers, or the services of other key employees, could have a material adverse effect on our business and prospects. Our future success also depends on our continuing ability to attract and retain highly qualified technical personnel and management. Competition for such personnel is intense and we cannot guarantee that we will be able to retain our key management and technical employees or that we will be able to attract or retain additional qualified technical personnel and management in the future.

We face a risk of failure, delays and overloads on our network infrastructure which could have a material adverse impact on our business.

         The performance, reliability and availability of our network infrastructure are critical to our reputation and ability to attract and retain customers. Our network and computer infrastructure is located at a facility in Marina del Rey, California. Our systems and operations are vulnerable to damage or interruption from a variety of causes. We do have redundant facilities offsite, but these may not prove to be adequate. We carry only limited business interruption insurance. Our computer systems are complex and under rapid development. Undetected errors in new or existing programs or equipment could cause a range of problems from temporary unavailability of data, to slowdowns and overloads to complete system failures. A sudden and significant increase in traffic on a Web site that deploys our technology could also strain the capacity of our software, hardware and telecommunications systems, which could lead to slower response times or system failures. Any system error or failure that causes interruption in the availability of content or an increase in response time could result in a loss of business. Since our ability to earn revenue depends directly on our ability to attract customers, any such error or failure could have a material temporary or permanent effect on our revenues.

Risks Related to our Industry

The future of the Internet as a commercial medium is uncertain and if it fails as a commercial medium, our business as it is now conducted would cease to exist

         Rapid growth in use of and interest in the Internet is a recent phenomenon. Neither others nor we can predict with confidence whether acceptance and use of the Internet will continue to develop or whether a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable commercial medium for any of a number of reasons, including:

          o    inadequate development of the necessary infrastructure;

          o    inadequate development of enabling technologies; and

          o inadequate consumer support for e-commerce generally or in our targeted market areas.

         If the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, the Internet infrastructure may be unable to support the demands placed upon it, specifically the demands of delivering the high volume of data necessary for the optimum performance of Web sites that deploy our technology. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in unacceptable response times and could adversely affect use of the Internet generally.

If we are unable to protect our intellectual property, our business could be negatively affected.

         We use a variety of proprietary technologies that we have developed ourselves or licensed from others. We cannot guarantee that any particular aspect of our technology will not be found to infringe the rights of other companies. Other companies may acquire proprietary rights to technology useful or necessary to our business or may establish trademarks, tradenames or domain names that limit our ability to market our services or our customers' products. We cannot predict how any such intellectual property, or the need to obtain rights to use it, will affect our business.

Others may develop or purchase comparable or superior technology and may be able to compete for customers and shoppers more effectively.

         We believe our technology reflects the current state of the art for online merchandise display. We developed our technology by purchasing software from third parties and using that software to build our own Web based display software in-house. Others could purchase this third-party software and build display software similar to ours. It would be relatively easy for a competitor to purchase comparable software and to create a competing display technology. Moreover, others could develop, and may have developed, comparable or superior technology. We cannot guarantee that future innovations in Internet or computer technology, generally, or in online merchandising technology, in particular, will not eliminate any technological advantage we may currently enjoy or render our technology obsolete. We expect we will be required to maintain a continuous program of technological innovation in order to take advantage of general technological advances and to remain competitive. Our failure to do so may negatively impact our business.

Government regulation of the Internet is new, its future is uncertain and changes to it could have a negative effect on our business.

         Although there are currently few laws and regulations directly applicable to the Internet, new laws and regulations likely will be adopted in the United States and elsewhere covering issues such as privacy, pricing, sales taxes and characteristics and quality of Internet services. The application of existing laws and regulations governing Internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. We cannot guarantee that the application of new or existing laws and regulations will not expose us to significant liabilities, significantly slow Internet growth or otherwise have an adverse effect on our business.

         The Communications Decency Act of 1997 was enacted in 1996. Although those sections of the CDA that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, we cannot guarantee similar laws will not be proposed and adopted. Although we do not currently distribute the types of materials that the CDA would have prohibited, similar legislation in the future could limit our ability to market some products.

This prospectus contains forward-looking statements. These statements may prove to be inaccurate.

         Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

o               "may,"                     o           "plans,"
o               "will,"                    o           "expects,"
o               "should,"                  o           "believes,"
o               "estimates,"               o           "intends"


and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements.

                                 Use Of Proceeds

         We will not receive any proceeds from the sale of the shares by the selling shareholders. Of the 1,995,625 shares offered hereby, an aggregate of 415,000 shares are issuable upon exercise of options and warrants. If these securities are fully exercised by the payment of the exercise price in cash, we will receive an aggregate of $3,208,750 in gross proceeds. All proceeds that we receive, if any, will be used for working capital and general corporate purposes. Pending application of the proceeds, we intend to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States government obligations.

                              Selling Shareholders

         The following table provides information about the selling shareholders' beneficial ownership of our common stock at January 2, 2001. It is also adjusted to give effect to the sale of all of the shares offered by them under this prospectus. For purposes of presentation, it is assumed that the selling shareholders will exercise all of the warrants or options and then resell all of the shares received as a consequence of such exercise. Unless otherwise indicated, each of the selling shareholders possesses sole voting and investment power with respect to the securities shown. See the text following the footnotes for a description of the transactions in which our securities were issued to the selling shareholders.

                                                            After Offering
                             Number of                  ----------------------
                            Shares Bene-
                              ficially                   Number of
                             Owned Prior     Number       Shares
                                 to          of shares  Beneficially    %
     Name                     Offering       to be Sold    Owned      of Class
-------------------------    ------------    ---------- ------------  --------

Hughson LLC.                   264,677(1)    1,400,000        0          0

Silhouette Investments,
  Ltd.                          78,099          78,099        0          0

The Del Mar Consulting
  Group, Inc.                  165,000(2)      165,000        0          0

Shareholders Solutions,
  Inc.                         175,000(3)      175,000        0          0

Rick and Louise Emery          177,526         177,526        0          0

----------------------------

(1) Represents shares currently issuable upon conversion of the Series A Preferred Stock issued to the holder in December 2000 and the warrants to purchase 150,000 shares of common stock issued in connection therewith. Based on the current conversion rate of the Series A Preferred Stock and the number of warrants issued to the holder, the holder is entitled to receive an aggregate of 1,400,000 shares of common stock but pursuant to the terms of our agreement with the holder, the holder may not, subject to limited exceptions, convert the Series A Preferred Stock or exercise the warrants into shares of common stock which would result in the holder beneficially owning more than 4.99% of our outstanding shares of common stock.

(2) Includes 90,000 shares of common stock issuable upon exercise of options, which become exercisable when 80% of our outstanding publicly traded warrants are exercised.

(3) Represents shares of common stock issuable upon exercise of currently exercisable options.

         Series A Convertible Preferred Stock. In December 2000, we closed on the first tranche of our Series A Preferred Stock. The Series A Preferred Stock provides that the number of shares of common stock which may be issued upon conversion of the preferred stock may not exceed 19.99% of the outstanding shares of common stock unless the issuance of such excess number of shares is approved by our shareholders. Based on the current conversion price of the Series A Preferred Stock, the Series A Preferred Stock is convertible into 1,250,000 shares of common stock. In addition, we issued to the holder warrants to purchase 150,000 shares of common stock exercisable at $1.925 per share.

         Warrants Issued in Private Placement. In February 1998, we consummated a private placement through the sale of shares of common stock and warrants. Rick and Louise Emery purchased 140,217 shares of common stock and 140,217 warrants to purchase 70,108 shares of common stock. Silhouette Investments Ltd. purchased 115,217 shares of common stock and 115,217 warrants to purchase 57,608 shares of common stock. Each warrant was exercised at an exercise price of $1.50 per share.

         Consulting Agreement with The Del Mar Consulting Group, Inc. In April 2000, we entered into a financial consulting agreement with The Del Mar Consulting Group, Inc., pursuant to which we issued to Del Mar 75,000 shares of common stock, an option to purchase 45,000 shares of common stock at an exercise price of $11.00 per share and an option to purchase 45,000 shares of common stock at an exercise price of $15.00 per share. The options become exercisable when 80% of our outstanding publicly-traded warrants are exercised. The options will expire on the earlier of April 2004 or two years after the termination of the consulting agreement. The exercise price of our public warrants is $18.00 per share and none have been exercised to date.

         Consulting Agreement with Shareholders Solutions, Inc. In October 1999, we entered into a financial consulting agreement with Shareholders Solutions, Inc., pursuant to which we granted to Shareholders Solutions immediately exercisable options to purchase an aggregate of 100,000 shares of common stock. In October 2000, we amended the consulting agreement to provide that these options would be exercisable at an exercise price of $10.00 per share and granted to Shareholders Solutions additional immediately exercisable options to purchase 75,000 shares of common stock at an exercise price of $10.00 per share. All of these options will expire in October 2002.

                              Plan Of Distribution

         We are registering shares of common stock on behalf of the selling shareholders. "Selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

         If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing:

          o the name of each such selling shareholder and of the participating broker-dealer(s);

          o    the number of shares involved;

          o    the price at which such shares were sold;

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and;

          o    other facts material to the transaction.

         In addition, if we are notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                Incorporation Of Certain Information By Reference

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information. We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

          o    Our Form 8-K filed January 5, 2001.

          o Our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2000.

          o Our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2000.

          o All other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by our latest Annual Report on Form 10-K.

          o The description of our common stock contained in our registration statement on Form 8-A filed on July 19, 1999, including any amendment or report updating the description.

         In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as "incorporated documents." The documents listed above or later filed by us under Section 13 or 14 of the Exchange Act before the filing of our Annual Report on Form 10-K for the current fiscal year with the SEC will not be considered incorporated documents or be incorporated by reference in this prospectus or be a part of this prospectus from and after filing of that Annual Report on Form 10-K. You should consider all incorporated documents a part of this prospectus.

         You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at 308 Washington Boulevard, Marina Del Rey, CA 90292, Attention:
Corporate Secretary, Telephone: (310) 301-6733.

                  Where You Can Find More Information About Us

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act of 1933 for the common stock offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Web site at http://www.sec.gov where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881, on which our common stock is listed.

                                     Experts

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended June 30, 2000, have been so incorporated in reliance on the report of Friedman, Minsk, Cole & Fastovsky, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  Legal Matters

         Graubard Mollen & Miller, New York, New York will pass upon the validity of the common stock offered by this prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except the SEC filing fee.

         SEC filing fee...................................    $    468
         Accounting fees and expenses.....................       5,000
         Legal fees and expenses..........................      30,000
         Miscellaneous....................................       1,532
         Total............................................    $ 37,000

Item 15.  Indemnification of Officers and Directors

         The California Corporations Code provides for the indemnification of directors, officers, employees and agents under the circumstances as set forth in Section 317 thereof. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

         Whether indemnification may be paid in a particular case depends on whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. Section 317 provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive and sometimes requires approval of the court in which the suit is or was pending.

         If the agent loses or settles a suit with a plaintiff other than the Company or someone who did not threaten or bring suit on our behalf, the agent may be indemnified for expenses incurred and settlements or judgments paid. That indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in our best interests, and, in a criminal proceeding, only where the agent had no reasonable cause to believe his or her conduct was unlawful. If the agent loses or settles a suit with us or a plaintiff who threatened or brought suit on our behalf, the agent may be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she believed to be in our best interests and the best interests of our shareholders. No indemnification is permitted where the agent breached his or her duty to us, however, unless the court in which the proceeding is or was pending determines that the agent is fairly and reasonably entitled to indemnity for certain expenses. No indemnification is permitted where a settlement is reached without court approval.

         Where permissive indemnification provisions control, indemnification may be authorized by a majority vote of the disinterested directors, by an independent legal counsel's written opinion, by our shareholders (the person to be indemnified is excluded from voting his or her shares) or by the court in which the proceeding is or was pending.

         Any provision in a California corporation's articles of incorporation, bylaws or shareholder or director resolution that indemnifies its officers or directors may prohibit permissive, but not mandatory, indemnification as described above. Such a provision must otherwise be consistent with Section 317. Nonetheless, a corporation has the power to purchase indemnity insurance for its agents even for situations in which it could not indemnify them.

         Our Amended and Restated Articles of Incorporation generally authorize the Board of Directors to provide indemnification of its agents through bylaw provisions, agreements relating to indemnification or both, subject to the limits on such indemnification in the California Corporations Code. Our Amended and Restated Bylaws cannot deny or limit this general indemnification authorization.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We maintain insurance for the protection of our directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 16.  Exhibits

          (a)  Exhibits

          4.1 Certificate of Determination of Rights, Preferences and Privileges of Series A Preferred Stock, as corrected, incorporated by reference from the Registrant's Form 8-K filed on January 5, 2001.

          4.2 Form of Warrant issued to Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 5, 2001.

          *5.1 Opinion of Graubard Mollen & Miller.

          10.1 Securities Purchase Agreement between the Registrant and Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 5, 2001.

          10.2 Registration Rights Agreement between the Registrant and Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 5, 2001.

          23.1 Consent of Friedman, Minsk, Cole & Fastovsky.

         *23.2 Consent of Graubard Mollen & Miller (included in Exhibit 5.1).

          24.1 Powers of Attorney (included in signature page).

-------------------------------

*  To be filed by amendment

Item 17.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina del Rey, State of California, on January 5, 2001.

                                    3DSHOPPING.COM

                                    By:    /s/ Terry Gourley
                                       ---------------------------------------
                                           Terry Gourley,
                                           Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on January 5, 2001.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terry Gourley and Howard Cohn, or any one of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Signature                                      Title                                    Date
---------                                      -----                                    ----
/s/ Terry Gourley
________________________       Chairman and Chief Executive Officer (Principal    January 5, 2001
Terry Gourley                  Executive Officer)

/s/ Howard A Cohn              Senior Vice President, Administration and Chief
________________________       Financial Officer (Principal Financial and         January 5, 2001
Howard A. Cohn                 Accounting Officer)

/s/ Joel P. Gayner
________________________       President and Director                             January 5,  2001
Joel P. Gayner

/s/ Maryann O'Donnell
________________________       Director                                           January 4, 2001
Maryann O'Donnell


________________________       Director                                           January _, 2001
John A. Allegretti

/s/ Robert Nau
_________________________      Director                                           January 2, 2001
Robert Nau

                                  EXHIBIT INDEX

         Exhibit


          4.1 Certificate of Determination of Rights, Preferences and Privileges of Series A Preferred Stock, as corrected, incorporated by reference from the Registrant's Form 8-K filed on January 4, 2001.

          4.2 Form of Warrant issued to Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 4, 2001.

          *5.1      Opinion of Graubard Mollen & Miller.

          10.1 Securities Purchase Agreement between the Registrant and Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 4, 2001.

          10.2 Registration Rights Agreement between the Registrant and Hughson, LLC, incorporated by reference from the Registrant's Form 8-K filed on January 4, 2001.

          23.1      Consent of Friedman, Minsk, Cole & Fastovsky.

         *23.2      Consent of Graubard Mollen & Miller (included in Exhibit
                    5.1).

          24.1      Powers of Attorney (included in signature page).



         --------------

         *  To be filed by amendment